Exhibit 10.1

                           EMPLOYMENT AGREEMENT
                           --------------------

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made to be effective as of the Effective Date (as that term is defined in Section 24 hereof) by and between The Ohio Casualty Insurance Company (the "Company") and Thomas A. Hayes (the "Executive).


                               WITNESSETH:


        WHEREAS, the Company has agreed to employ the Executive as its Executive Vice President and Chief Operating Officer to act on behalf of the Company, at the compensation hereinafter described; and

        WHEREAS, as a condition for the employment of the Executive, the Executive has agreed to enter into this Agreement;

        NOW, THEREFORE, in consideration of the premises and the agreements as hereinafter provided, the parties hereto agree as follows, each intending to be legally bound thereby:

        Section 1.  Employment and Service.  The Company hereby employs the
                    ----------------------
Executive as its Executive Vice President and Chief Operating Officer, and the Executive hereby accepts employment as such by the Company, upon the terms and conditions hereinafter set forth.

        Section 2.  Term.  Subject to the provisions of Section 12 hereof, the
                    ----
initial term of the Executive's employment pursuant to this Agreement shall be for a period of thirty-six (36) months, commencing on the Effective Date. Thereafter, Executive's employment shall have no term and shall be at will (the initial 36-month term and any at will employment extension thereafter being referred to as the "Services Period").

        Subject to the provisions of Section 12 hereof, either party may notify the other party in writing of its intention not to continue the employment relationship created hereunder after the end of the initial 36-month term, which written notice shall be sent in accordance with the provisions of
Section 15 hereof at least one hundred eighty (180) days prior to the last day of the initial 36-month term.

        Section 3.  Compensation.  The Executive will be entitled to the
                    ------------
compensation described in the administrative guidelines of the compensation program for the senior officers of the Company (the "Guidelines"), a copy of which is attached hereto as Exhibit

A and is incorporated herein by this reference. If, from time to time and at any time during the Services Period, the Guidelines are amended, any and all such amendments shall be binding upon the Executive, as if fully re-written herein. Subject to the terms and conditions of the Guidelines, the compensation package for the Executive shall be as follows:

        (a)     Initial base salary - $550,000 annually.

        (b)     Annual bonus - (i)    Maximum - 90% ($495,000 based on
                                      initial $550,000 salary).
                             - (ii)   Target - 60% ($330,000 based on
                                      initial $550,000 salary).
                             - (iii)  Minimum - 30% ($165,000 based on
                                      initial $550,000 salary).

        (c)     Long term incentive - The Executive will be eligible
                                      for an annual long-term incentive
                                      grant having an expected value of
                                      80% of the initial base salary
                                      ($440,000 initially).  The
                                      incentive vehicles will be
                                      established under the Guidelines,
                                      consistent with those provided to
                                      other senior officers of the
                                      Company.

        (d) - If the employment of the Executive terminates during the course of an Employment Year (each twelve consecutive calendar month period beginning on the Effective Date)for any reason other than Just Cause termination under Section 12(b) hereof, any Annual bonus or Long term incentive benefits described above shall be prorated for such Employment Year (to the nearest calendar month) and credited to Executive's account or paid as bonus in accordance with the foregoing. Notwithstanding the foregoing, no payments shall be made under this Section if Executive's employment terminates for Just Cause under Section 12(b) hereof.

        Section 4.  Participation in Employee Benefit Programs.  In addition to
                    ------------------------------------------
the compensation as provided in Section 3 hereof, the Executive shall be entitled (a) to participate to the full extent of such Executive's eligibility in all of the employee and retirement benefit programs listed on Exhibit B, attached hereto and made a part hereof, as such programs may from time to time be amended or modified as approved by the Board of Directors of the Company, and (b) to such other perquisites as are made available generally to the senior officers of the Company, a current

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

listing of which is contained on Exhibit C, attached hereto and made a part hereof.

         Section 5.  Duties.  During and throughout the Services Period, the
                     ------
Executive shall devote his full working time and efforts to the business and affairs of the Company and its Affiliates. The Executive shall use his best efforts to promote the interests of the Company and its Affiliates, and shall discharge well and faithfully the duties which may be assigned to him from time to time. During and throughout the Services Period, the Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage and shall not compete, directly or indirectly, with the Company and its Affiliates; provided, however, that such restrictions shall not be construed as preventing the Executive from investing his personal assets in (a) businesses which do not compete or do business with the Company and its Affiliates in such manner or form as will not require any services on the part of the Executive in the operation or affairs of the businesses in which such investments are made or
(b) stock or corporate securities as described in the second paragraph of
Section 7 hereof; and provided further, however, that, the foregoing not-withstanding, the Executive may engage in any other business activity with the prior written consent of the Company, which consent the Company shall not be under any obligation to give and shall be given in the Company's sole discretion.

        The Executive also may participate in, or serve as a trustee or director of, civic and/or charitable entities or activities as he may desire, so long as such activities or service do not interfere with the performance of his duties hereunder.

        Section 6.  Certain Definitions.  (a) The term "Restricted Competition
                    -------------------
Period" as used in this Agreement shall have the following meaning or meanings:

            (i)     With respect to the Non-Competition Covenants in
                    Section 7 hereof, the "Restricted Competition Period" for Great American Insurance Company (or any Affiliate thereof) shall mean the period of time during any and all Services Period hereunder and for a period of two (2) years thereafter; and

            (ii) With respect to the Non-Competition Covenants described in Section 7 hereof, with respect to any property and casualty insurance company (other than Great American Insurance Company or any Affiliates thereof), or any other competitor of Company or its Affiliates, "Restricted Competition

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

                    Period" shall mean the period of time during any and all Services Period hereunder or for a period of three (3) years after the Effective Date, whichever shall be later to occur;

            (iii) With respect to the Other Prohibitions set forth in Section 8 hereof, "Restricted Competition Period" shall mean the period of time during any and all Services Period hereunder and for a period of one (1) year thereafter; or for a period of three (3) years after the Effective Date, whichever shall be later to occur; and

            (iv) With respect to Confidential Information set forth in Section 9 hereof, "Restricted Competition Period" mans the entire period of time during which such information retains its confidential or proprietary nature.

        (b) The term "Affiliates" as used in this Agreement shall mean any Person which controls, is controlled by or is under common control with another Person. Control includes the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract other than a commercial contract for goods or nonmanagement services, or otherwise. Control shall be presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten per cent or more of the voting securities of any other person.

        (c) "Person" means any individual, corporation, partnership, association, limited liability company, limited liability partnership, trust, unincorporated organization, Lloyd's company, reciprocal insurer, or any other business organization, or any combination of the foregoing acting in concert.

        Section 7.  Non-Competition Covenants.  During the applicable
                    -------------------------
Restricted Competition Period described in Section 6 above, the Executive shall not, without the prior written consent of the Company:

        (a)     directly or indirectly engage in,

        (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or

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

        (c) enter the employment of or act as agent for, or advisor or consultant to,

any Person including without limitation enterprises involving Persons related by blood or marriage to the Executive, which is or is about to become, directly or indirectly, engaged in the business of insurance (whether as an agent, broker, marketer, underwriter, reinsurer, manager, actuary, director, officer, employee, consultant or otherwise) in any and/or all of the lines and/or kinds of coverage, and/or any and all of the related businesses and services, provided by, or under development by, the Company and its Affiliates at any time during the Services Period.

        The foregoing provisions of this Section 7 are not intended to prohibit, and shall not prohibit, the Executive from purchasing, for investment purposes only, any stock or other corporate security which is listed on a national securities exchange or quoted in any national market system (except as in this Agreement otherwise provided), so long as such stock or other corporate security owned by the Executive does not represent more than one percent (1%) of the market value or voting power of the total stock or other corporate securities of that class.

        Section 8. Other Prohibitions.  During the applicable Restricted
                   ------------------
Competition Period described in Section 6 above, the Executive shall not at any time engage in any of the following activities in a manner which is inconsistent with his service as the Executive Vice President and Chief Operating Officer of the Company, without the prior written consent of the
Company:

        (a) request or advise any customer or client of, or any Person having business dealings with the Company and/or any of its Affiliates to withdraw, curtail or cancel such business or business dealings;

        (b) disclose to any Person the names of customers or clients of, or other Persons having dealings with, the Company and/or any of its Affiliates; or

        (c) induce or attempt to influence any other employee of the Company and/or any of its Affiliates to terminate employment.

        Section 9.  Confidential Information.  The Executive recognizes and
                    ------------------------
acknowledges that the Company's and its Affiliates' trade secrets and confidential or proprietary information, including without limitation (a) information of the

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

Company and/or its Affiliates concerning its and/or their insurance operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements and knowledge of markets for the Company's and/or its Affiliates' products, as such trade secrets or information may exist from time to time, and (b) information of third parties similar to that described in the foregoing clause (a) of this sentence which has been made available to the Company and/or its Affiliates pursuant to a business relationship with such third party, are valuable, special and unique assets of the Company's and/or its Affiliates' business, access to which and the knowledge of which are essential to the performance of the duties of the Executive hereunder. The Executive will not, in whole or in part, disclose such trade secrets or confidential or proprietary information to any Person for any reason or purpose whatsoever, nor will the Executive make use of any such trade secrets or confidential or proprietary information for his own purposes or for the benefit of any other Person.

        Section 10.  Scope of Restrictions.  If the scope of any restriction
                     ---------------------
contained in Sections 6, 7,8 and/or 9 of this Agreement is too broad to permit enforcement of any such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

        Section 11.  Injunctive Relief.  The Executive hereby acknowledges and
                     -----------------
confirms that any restricted activity of the nature referred to in the preceding Sections of this Agreement would cause irreparable injury or damage to the Company and/or its Affiliates, acknowledges and agrees that the remedies at law of the Company for any breach of any of the Executive's obligations under this Agreement would be inadequate and agrees that the Company shall be entitled to institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary and/or permanent injunctive relief to enforce any provision hereof, without the necessity of proof of actual injury or damage.

        Section 12.  Termination.  (a)  The employment of the Executive by the
                     -----------
Company and the Executive's corresponding rights and obligations under Sections 1 through 8, inclusive, may be terminated by the Executive if the duties, responsibilities and/or positions and titles of the Executive are materially altered or materially adversely affected by action of the Company at any time during the Services Period.

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

                Upon such termination, the Company shall pay to the Executive
(y) the compensation and benefits set forth in Sections 3 and 4 hereof for the greater of (i) one year or (ii) the remaining term of the then current Services Period, and (z) all stock options, if any, then held by Executive shall fully vest. Additionally upon such termination, the provisions of
Section 9 shall survive and shall be enforceable fully as to the Executive for the applicable Restricted Competition Period.

                (b) The employment of the Executive by the Company and the Executive's corresponding rights and obligations under Sections 1 through 5, inclusive, may be terminated immediately at any time for just cause by the Company by giving written notice to the Executive. "Just Cause", for purposes of this subsection (b), shall mean dishonesty, immoral conduct detrimental to the Company, fraud, criminal activity and/or gross negligent performance of job responsibilities.

                Upon termination for Just Cause, Executive shall not be entitled to any severance or other compensation or benefits from and after the date of termination, and the provisions of Sections 6 through 9, inclusive, shall survive and shall be enforceable fully as to the Executive for the applicable Restricted Competition Period.

                (c) The employment of the Executive by the Company and the Executive's corresponding rights and obligations under Sections 1 through 5, inclusive, may be terminated immediately at any time by the Company for a reason other than for Just Cause by giving fourteen (14) days prior written notice to the Executive.

                If such termination occurs during the initial 36-month term, then the only severance or other compensation or benefits to which the Executive is entitled from and after the date of termination is the compensation payable to him under (i) Section 3(a) hereof for the balance of the remaining 36-month term, payable on the normal bi-weekly schedule and (ii)
Section 3(d) hereof.

                In addition, all of Executive's stock options shall be fully vested, and he shall also participate in all health insurance, group life insurance, long-term incentive plans and other employee benefit programs provided by the Company at the time of such termination, in the same manner and to the same extent to which the other senior officers of the Company would participate upon their termination.

                If such termination occurs during the at will employment extension after the initial 36-month term, then his only severance or other compensation or benefits from and after

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

the date of termination will be the compensation payable to him under Section 3(a) hereof for a period of six (6) months, payable on the normal bi-weekly schedule.

                Other than as provided above, upon the occurrence of such termination, Executive will be entitled to no other compensation or severance benefits from the Company.

                Additionally upon such termination, the provisions of Sections 6 through 9, inclusive, shall survive and shall be enforceable fully as to the Executive for the applicable Restricted Competition Period.

                (d) If the Executive terminates his employment at the end of the initial term, as provided in Section 2, then the Executive shall not be entitled to any severance or other compensation or benefits from and after the date of termination. However, the provisions of Sections 6 through 9, inclusive, shall survive and shall be enforceable fully as to the Executive for the applicable Restricted Competition Period.

                If the Company terminates the Executive's employment at the end of the initial term, as provided in Section 2, then the only severance or other compensation or benefits to which the Executive is entitled from and after the date of termination will be the compensation payable to him under
Section 3(a) hereof for a period of 6 months, payable on the normal bi-weekly schedule. Additionally, the provisions of Sections 6 through 9, inclusive, shall survive and shall be enforceable fully as to the Executive for the applicable Restricted Competition Period.

                (e) If the termination of Executive's employment occurs as a result of his death or disability (as defined herein), Executive (or his legal representative) shall be entitled to the following severance benefits:

                        (i) If Executive's death or disability occurs during the initial 36-month period, he or his legal representative shall be entitled to those benefits described in subparagraph (c) of this Section 12 (Termination); and

                        (ii)    If such termination occurs after the
                                expiration of the initial 36-month period, such compensation and benefits shall be the same as those described in subparagraph (d) of this Section 12 (Termination) in the same manner as if the Company had terminated Executive's employment at the end of the initial term; and

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

                        (iii) For purposes of this Agreement, Executive shall be deemed to be "disabled" if he for any reason, either by sickness or accident, is unable to perform his duties for Company on a full-time basis for a period of one hundred twenty (120) consecutive calendar days. For purposes hereof, "full-time basis" shall be deemed to be a situation in which Executive must perform at least thirty (30) office hours of service for Company on a weekly basis.

                        (iv) Notwithstanding anything to the contrary in this Section, the compensation payable to the Executive by the Company in the event of disability shall be reduced, on a dollar-for-dollar basis, by the amount of any benefits paid to the Executive under any of the Company's disability programs.

                (f) If, upon termination of this Agreement for any reason, the Executive is serving as a Director of the Company or any of its Affiliates, the Executive shall resign all such directorships effective at the same time as the termination of his employment. If the appropriate resignation shall not have been executed and delivered by the Executive to the Company and/or its Affiliates within seven (7) days after a request therefor, the President of the Company and the Affiliates is hereby authorized and directed by the Executive to execute such resignations for and on behalf of and in the name of the Executive, as his attorney-in-fact for such purpose.

                (g) Upon termination of this Agreement in accordance with the terms hereof, the Executive shall forthwith deliver to the Company all records, documents, accounts, letters and papers of every type or description whatsoever within his possession or control relating to the affairs and business of the Company and/or its Affiliates, as well as any other property belonging to any of such parties.

                (h) Notwithstanding anything in this Agreement to the contrary, nothing shall be construed or interpreted to the effect that Executive is surrendering or otherwise forfeiting any benefits that are otherwise vested or given to him under law; including, without limitation, any and all 401(k) benefits or any other benefits from a qualified plan; any health insurance benefits, such as COBRA, any rights to convert life insurance, or any other benefits available to Executive in the employee and retirement benefit programs listed on Exhibit B. It is the intent of the parties, and they do hereby confirm, that severance benefits set forth above do not replace, in any manner whatsoever, the benefits payable or available to Executive (or his beneficiaries or dependents) upon termination, and the Executive is entitled to participate to the same extent that and in the same manner in which other senior officers of the Company are entitled to or participate in such benefits.

                (i) The parties recognize that certain incentive plan awards may be paid to the Executive in restricted stock of the Company, and that the terms of the restricted stock may include forfeiture if the Executive leaves the Company during the restriction period. Notwithstanding anything contained in this Agreement, any such incentive plan or any such stock restrictions to the contrary, Executive shall not forfeit any incentive plan awards which are paid in restricted stock of the Company if the Company terminates Executive's employment during the restriction period; unless Executive's employment is terminated under Section 12 (b), in which case all restricted stock shall be forfeited as of the date of termination. Moreover, if the Employee terminates his employment during the initial 36-month term hereof for any reason, then he shall forfeit all restricted stock as of the date of termination.

        Section 13.  Reimbursement of Expenses.  The Company shall reimburse to
                     -------------------------
the Executive all expenses reasonably and properly incurred by the Executive in the performance of the Executive's duties under this Agreement. Such reimbursement shall be made within thirty (30) days of the submission by the Executive to the Company, of appropriate evidence of such expenditure.

        Section 14.  Relationship to Prior Employment Arrangements. This
                     ---------------------------------------------
Agreement shall supersede and take the place of any and all prior employment agreements, whether oral or written, between the Company and the Executive, including but not limited to the letter agreement dated September 14, 1998.

        Section 15.  Notices.  Any notice required or permitted to be given
                     -------
under this Agreement shall be sufficient if in writing and if hand-delivered or sent by certified or registered mail to the residence address of the Executive then on file with the Company or to the principal office of the Company.

        Section 16.  Benefit.  This Agreement shall inure to the benefit of and
                     -------
be binding upon the Company and its successors and assigns. Obligations of the Executive hereunder may not be delegated, assigned or otherwise transferred without the prior written consent of the Company.


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        Section 17.  Waiver.  Failure to insist upon strict compliance with any
                     ------
of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

        Section 18.  Modifications and Amendments.  No modification or
                     ----------------------------
amendment hereof shall be effective unless and until the same shall be in a writing, duly executed by both parties hereto.

        Section 19.  Headings.  The headings of the various items of this
                     --------
Agreement have been inserted for convenience only, and interpretations hereof shall be based strictly upon the text without reference to such headings.

        Section 20.  Applicable Law and Forum.  This Agreement shall be
                     ------------------------
governed by and construed and enforced in accordance with the laws of the State of Ohio. ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE PROSECUTED AS TO ANY ONE OR MORE OF THE PARTIES HERETO AT CINCINNATI, OHIO. EACH PARTY HERETO JOINTLY AND SEVERALLY CONSENTS AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HIS OR ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO AND HAVING JURISDICTION OVER THE SUBJECT MATTER OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN RESPECT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ADEQUATE NOTICE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT SHALL CONCLUSIVELY BE DEEMED TO HAVE BEEN GIVEN TO ANY ONE OR MORE OF THE PARTIES HERETO AGAINST WHOM THE SAME IS INSTITUTED IF GIVEN TO SUCH PERSON IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT OR BY ANY OTHER MANNER CONSISTENT WITH DUE PROCESS OF LAW.

        Section 21.  Duplicate Originals.  This Agreement may be executed in
                     -------------------
one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together, shall be deemed to constitute a single instrument.

        Section 22.  Pronouns.  The number and gender of each pronoun used in
                     --------
this Agreement, if any, shall be construed to mean each such number and gender as the context, circumstances or its antecedent may require.

        Section 23.  Entire Agreement.  This Agreement (including each Exhibit
                     ----------------
hereto) constitutes the entire agreement between the parties hereto in respect of the subject matter of this Agreement and supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.

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

        Section 24.  Effective Date.  This Employment Agreement shall be
                     --------------
effective immediately upon the closing of the transactions contemplated by the Asset Purchase Agreement dated September 14, 1998, by and among the Company and Great American Insurance Company, among others (the date of such closing herein referred to as the "Effective Date"). If this closing shall not occur, then this Employment Agreement shall not have become effective for any purposes whatsoever, shall create no rights or liabilities in either party hereto, and shall be deemed to be null and void in all respects.

        IN WITNESS WHEREOF, this Employment Agreement has been duly executed on behalf of the Company and by the Executive, to be effective as of the Effective Date.


WITNESSES:                              THE OHIO CASUALTY INSURANCE COMPANY


                                        By:
----------------------------               ---------------------------------
                                           Lauren N. Patch
----------------------------               President and Chief Executive


----------------------------               ---------------------------------
                                           Thomas A. Hayes
----------------------------


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


                                  EXHIBIT A
                                  ---------

                           THE OHIO CASUALTY GROUP
                           -----------------------

                          ADMINISTRATIVE GUIDELINES
                          -------------------------
          COMPENSATION PROGRAM FOR THE SENIOR OFFICERS OF THE COMPANY
          -----------------------------------------------------------



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                                  EXHIBIT B
                                  ---------

                          [Attach booklet entitled
                       "Your Benefits At Ohio Casualty"]






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


                                  EXHIBIT C
                                  ---------

Current benefits provided to the Company's Senior Officers:

     a.      ACCIDENTAL DEATH AND DISMEMBERMENT COVERAGE - $500,000

     b.      AIR TRAVEL - As a senior officer, you may fly first class.

     c. MEMBERSHIPS - Company paid memberships to the Hamilton City Club and the Metropolitan Club or the Bankers Club.

     d. COMPANY CAR PROGRAM - All officers receive a company car. Personal mileage is taxable. As a senior officer, you will be eligible for an upgrade from the basic program to an automobile of your choice with costs excess of the basic program, being payroll deducted over 2, 3 or 4 years. You may trade in your vehicle when either your loan obligation is fulfilled or at 60,000 miles. At the time of trade in, any outstanding loan balance shall be due.

     e. EXECUTIVE HEALTH PHYSICAL - You are entitled under our 1998 plan to a benefit valued at $710.

     f. EXECUTIVE FINANCIAL PLANNING - Maximum reimbursable expense is $2,250 per calendar year. Additional $1,000 paid two years prior to retirement, year of retirement, and for two years after retirement.

     g. OFFICE AND OFFICE FURNITURE - Officers are entitled to an office and appropriate wood furniture.

     h. PARKING SPACE - Home Office, immediate eligibility for a parking space.

     i.      VACATION - Five weeks.  One week may be used as your "Florida
             Trip".




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